Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount $1,100,000	Effective Date: August 1, 2014
Issue Date: September 11, 2014

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, Evolucia Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of 7040, LLC, a Florida limited liability company (the "Holder"), without demand, the sum of ONE MILLION ONE HUNDRED THOUSAND AND 00/XX Dollars ($1,100,000.00), on September 10, 2018 (the "Maturity Date"), if not retired sooner as set forth below.  The principal amount is to be paid in 36 equal installments of THIRTY THOUSAND FIVE HUNDRED FIFTY FIVE AND 56/00 ($30,555.56), which shall be reduced to NINETEEN THOUSAND FOUR HUNDRED AND 44/00 ($19,444.44) in the event the Principal Reduction Event (as defined below) occurs, commencing on August 31, 2015 and continuing thereafter for 35 months on the last business day of each month.  Borrower further promises to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) per annum, beginning on February 1, 2015, such interest to be paid at maturity.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed.  In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Florida  In the event the Holder or its affiliates sell, assign or transfer 7040 Professional Parkway East, Sarasota, Florida 34240 prior to March 31, 2014 for a net purchase price (i.e. after deduction of closing costs and customary expenses incurred by Holder in the sale) equal to or greater than THREE MILLION NINE HUNDRED TWENTY THOUSAND AND 00/00 dollars ($3,920,000), then the principal due hereunder shall be reduced by FOUR HUNRED THOUSAND AND 00/00 dollars ($400,000) (the “Principal Reduction Event”).

The following terms shall apply to this Secured Promissory Note (“Note”):

ARTICLE I
GENERAL PROVISIONS

1.1           Certain Definitions.  As used herein, the following terms shall have the meanings set forth in this Section 1.

(a)           “Collateral” means the collateral in which the Borrower is granted a security interest herein and which shall include the following, subject to all existing liens, whether presently owned or existing or hereafter acquired or coming into existence unless otherwise secured, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

(i)           All goods of the Borrower, including, without limitations, all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with the Borrower’s businesses and all improvements thereto (collectively, the “Equipment”); and

(ii)           All inventory of the Borrower; and

(iii)           All of the Borrower’s contract rights and general intangibles, including, without limitation, all partnership interests, stock or other securities, licenses, distribution and other agreements, computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, deposit accounts, and income tax refunds (collectively, the “General Intangibles”); and

(iv)           All Receivables of the Borrower including all insurance proceeds, and rights to refunds or indemnification whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit; and

(v)           All of the Borrower’s documents, instruments and chattel paper, files, records, books of account, business papers, computer programs and the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(iv) above.

(b)           “Obligations” means all of the Borrower’s obligations herein, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later decreased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

(c)           “UCC” means the Uniform Commercial Code, as currently in effect in the State of Florida.

1.2           Payment Grace Period.  The Borrower shall have a three (3) day grace period to pay any monetary amounts due under this Note.  Failure to make any payment within such grace period shall result in a one-time late charge equal to five percent (5%) of the amount due.

3           Time of the Essence.  Time is of the essence as to any time period provided for under this Note.
ARTICLE II
EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, protest,further notice or any grace period, all of which hereby are expressly waived, except as set forth below:

2.1         Failure to Pay Principal.  The Borrower fails to pay any installment of Principal Amount due under this Note when due and such failure continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

2.2         Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

2.3         Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Note or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made subject to written notice of such breach to the Borrower from the Holder and such breach continues for a period of thirty (30) days after written notice to Borrower by Holder.

2.4         Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

2.5         Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.
2.6         Transfer of Collateral.                                           In the event Borrower conveys, transfers, assigns, further encumbers or otherwise disposes of its right, title or interest in the Collateral without the prior written consent of Holder.

ARTICLE III
MISCELLANEOUS

3.1         Security.  As an inducement for the Holder to enter the Note and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations under the Note, the Borrower hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Holder, a continuing security interest in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Borrower’s right, title and interest of whatsoever kind and nature in and to the Collateral subject to existing liens (the “Security Interest”).

3.2         Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

   3.3           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to:  Evolucia Inc., 7040 Professional Parkway East, Sarasota, Florida 34240, with a copy by telecopier only to Fleming PLLC, 49 Front Street, Suite 206, Rockville Centre, New York 11570, telecopier number: (516) 977-1209, and (ii) if to the Holder, to 7040, LLC, 5969 CattleRidge Blvd., Suite 200, Sarasota, Florida 34232, Attn: Fred Starling, Managing Member.

3.4           Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.5           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign any of its obligations under this Note without the consent of the Holder.

3.6           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

3.7           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Florida.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the State of Florida, County of Sarasota.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

3.8           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.9           Collateral.  Borrower certifies that Borrower is the owner of the Collateral, subject to existing liens,  and that this secures payment of all indebtedness evidenced by this Promissory Note and Security Agreement and this instrument is binding upon Borrower, its successors, assigns and heirs and constitute a lien upon the Collateral described herein.

3.10           Costs. All parties liable for the payment of this Note agree to pay the Holder all costs incurred by it in connection with the collection of this Note. Such costs include, without limitation, fees for the services of counsel and legal assistants employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal or otherwise. All such parties further agree to indemnify and hold the Holder harmless against liability for the payment of state documentary stamp taxes, intangible taxes or other taxes (including interest and penalties, if any), excluding income or service taxes of the Holder, which may be determined to be payable with respect to this transaction.

3.11           UCC.           Borrower authorizes Holder to file any UCC filings, financing statements or documents reasonably necessary to perfect Holder’s rights in the Collateral.

3.12.           Remedies.                      In the event of a default under this Note, Holder shall have all rights and remedies in and to the Collateral as provided under the Uniform Commercial Code or otherwise by law subject to any existing lien holders rights.  Borrower agrees to execute any documents necessary to transfer Borrower’s rights in the Collateral, and hereby appoints Borrower as its attorney in fact to execute any such documents on its behalf to effect the remedies of Holder in the Collateral.

WAIVER OF JURY TRIAL. BORROWER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT THEY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER'S ACCEPTING THIS NOTE FROM BORROWER

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 11th day of September, 2014.

Evolucia Inc

By:	/s/
Name: Thomas Seifert
Title: Chief Executive Officer

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